Exhibit 99.1

News Release
For Immediate Release

ALASKA PACIFIC BANCSHARES, INC. REPORTS
FOURTH QUARTER AND ANNUAL EARNINGS FOR 2012

JUNEAU, Alaska, March 22, 2013 -- Alaska Pacific Bancshares, Inc. (OTCBB: AKPB) (“Company”), the parent company of Alaska Pacific Bank (“Bank”), today reported net income available to common shareholders of $244,000, or $0.33 per diluted common share, for the fourth quarter ended December 31, 2012, as compared to net income available to common shareholders of $157,000, or $0.22 per diluted common share for the fourth quarter of 2011.

Net income available to common shareholders for the year ended December 31, 2012, was $166,000, or $0.22 per diluted common share, compared to net income available to common shareholders of $631,000, or $0.87 per diluted common share for 2011.

“We were very pleased to see the momentum shift in our mortgage banking operations during the fourth quarter of 2012” stated Craig Dahl, President & CEO. “Our mortgage banking activity is a key component of our income and there is no doubt that it took us longer than expected to get this segment of our business back to full performance after losing key personnel in 2011.” “Our total noninterest income for 2012 exceeded our 2011 levels primarily because of a $284,000 increase in mortgage banking income and an $85,000 increase in service charges. However, we offset these increases with higher compensation of $299,000 along with legal/professional of $100,000, premise/equipment of $100,000, and loss on foreclosed real estate of $145,000; all resulting in our income for 2012 being $462,000 lower than 2011.”   “The financial results do not reflect the progress the Bank has made in getting out from under all regulatory restrictions and ensuring compliance with the mountain of new regulations; but the fact remains that loan demand is strong, deposits are up, the Bank is fully staffed and we are operating in a region whose economy is healthy and growing stronger.”  “I am privileged to have a very committed team of officers and employees, an engaged board of directors, and a loyal customer base that speaks to our nearly 78 years of service to the region.”

The provision for loan losses was $60,000 for both the quarter ended December 31, 2012 and 2011, respectively.  The allowance for loan losses at December 31, 2012 was $1.9 million, representing 1.26% of total loans outstanding.  Total non-accrual loans were $5.7 million at December 31, 2012 compared with $5.6 million at September 30, 2012 and $2.6 million at December 31, 2011.  In addition, the Bank’s real estate owned and repossessed assets were $344,000 at December 31, 2012 compared with $390,000 at September 30, 2012 and $880,000 at December 31, 2011.  There was $39,000 in net loan charge offs for the quarter ended December 31, 2012 compared with $49,000 in net loan charge offs for the quarter ended September 30, 2012 and $234,000 in net loan charge offs for the quarter ended December 31, 2011.

Net interest income increased $8,000, or (0.4%) to $2.0 million in the fourth quarter of 2012 compared to $2.0 million for the comparable quarter of 2011 reflecting primarily an increase in the Bank’s average loan portfolio offset with the continued low interest rate environment.  Net interest margin on average interest-earning assets for the fourth quarter of 2012 was 4.58% compared with 4.74% in the fourth quarter of 2011.

Loans (excluding loans held for sale and before the allowance for loan losses) were $148.4 million at December 31, 2012, a decrease of $2.1 million, or 1.4% from $150.5 million at September 30, 2012, and an increase of $600,000, or 0.4% from $147.8 million at December 31, 2011.  Deposits at December 31, 2012, were $156.5 million, a $1.1 million, or 0.7% increase from $155.4 million at September 30, 2012, and a $9.3 million, or 6.3% increase from $147.2 million at December 31, 2011.

Noninterest income for the fourth quarter of 2012, including gain on sale of loans, increased $370,000, or 152.2% to $613,000 from $243,000 for the fourth quarter of 2011.  Gain on sale of loans increased $284,000 to $570,000 for the year ended December 31, 2012 from $286,000 for fiscal 2011 as a result of an increase in the production of one-to-four family mortgage loans.  Excluding mortgage banking income, noninterest income increased $112,000, or 10.0%, to $1.2 million for the year ended December 31, 2012 compared with $1.1 million for fiscal 2011.  The increase is primarily in mortgage servicing income due to the fair value adjustment to mortgage servicing rights net of originations and disposals of $(35,000) in 2012 compared with $(144,000) in 2011.

Noninterest expense for the fourth quarter of 2012 increased $36,000, or 1.7%, to $2.2 million from $2.1 million for the quarter ended September 30, 2012 and increased $242,000, or 12.5%, from the quarter ended December 31, 2011.  Noninterest expense of $8.8 million for the year ended December 31, 2012 increased $780,000, or 9.8%, from $8.0 million for the year ended December 31,   2011.  The net increase in expense is attributable to higher compensation and benefit costs, higher real estate owned and repossessed asset expense, and other expenses

Forward-Looking Statements

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; deposit flows; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; adverse changes in the securities markets; results of examinations by our banking regulators including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses,  write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; computer systems on which we depend could fail or experience a security breach, or the implementation of new technologies may not be successful; our ability to retain key members of our senior management team; legislative or regulatory changes such as the Dodd-Frank Wall Street Reform and Consumer Protection Act that adversely affect our business including changes in regulatory policies and principles, and the interpretation of regulatory capital or other rules as a result of Basel III; the time it may take to lease excess space in Company-owned buildings; future legislative changes in the United States Department of Treasury Troubled Asset Relief Program Capital Purchase Program; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  We undertake no responsibility to update or revise any forward-looking statements.

Contact:	Julie M. Pierce		Craig E. Dahl
	Senior Vice President and CFO	or	President and CEO
	907-790-5135		907-790-5101

Alaska Pacific Bancshares, Inc.
Financial Highlights (Unaudited)
Year and Fourth Quarter 2012
(dollars in thousands, except per-share amounts)

	Year Ended December 31,
	2012	2011
Condensed Statement of Income:
Interest income	$8,459	$8,581
Interest expense	567	690
Net interest income	7,892	7,891
Provision for loan losses	300	373
Gain on sale of loans	570	286
Other noninterest income	1,226	1,114
Other noninterest expense	8,757	7,977
Net income before provision for income tax	631	941
Provision for income tax	152	-
Net income	479	941
Preferred stock dividend and discount accretion
Preferred stock dividend	240	241
Preferred stock discount accretion	73	69
Net income available to common shareholders	$166	$631

Earnings per common share:
Basic	$0.25	$0.96
Diluted	$0.22	$0.87

Performance Ratios:
Return on average equity	2.32%	4.68%
Return on average assets	0.28	0.55
Yield on average earning assets	5.06	5.22
Cost of average interest-bearing liabilities	0.48	0.58
Interest rate spread	4.59	4.64
Net interest margin on:
Average earning assets	4.72	4.80
Average total assets	4.54	4.57
Efficiency ratio (a)	96.04	88.58

Average balances:
Loans	$150,930	$145,562
Earning assets	167,055	164,393
Assets	173,798	172,628
Interest-bearing deposits	115,923	115,146
Total deposits	148,529	146,270
Interest-bearing liabilities	119,056	118,612
Shareholders' equity	20,608	20,108

Average shares outstanding:
Basic	654,486	654,486
Diluted	738,651	727,165

Alaska Pacific Bancshares, Inc.
Financial Highlights (Unaudited)
Fourth Quarter 2012
(dollars in thousands, except per-share amounts)

	Three Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011
Condensed Statement of Income:
Interest income	$2,129	$2,164	$2,142
Interest expense	136	138	157
Net interest income	1,993	2,026	1,985
Provision for loan losses	60	60	60
Gain on sale of loans	239	134	69
Other noninterest income	374	242	174
Noninterest expense	2,175	2,139	1,933
Net income before provision for income tax	371	203	235
Provision for income tax	48	80	-
Net income	323	123	235
Preferred stock dividend and discount accretion
Preferred stock dividend	60	60	60
Preferred stock discount accretion	19	18	18
Net income available to common shareholders	$244	$45	$157

Earnings per common share:
Basic	$0.37	$0.07	$0.24
Diluted	$0.33	$0.06	$0.22

Performance Ratios:
Return on average equity	6.25%	2.40%	4.60%
Return on average assets	0.71	0.28	0.58
Yield on average interest-earning assets	4.89	5.06	5.12
Cost of average interest-bearing liabilities	0.44	0.46	0.53
Interest rate spread	4.45	4.60	4.59
Net interest margin on:
Average interest-earning assets	4.58	4.74	4.74
Average total assets	4.41	4.56	4.54
Efficiency ratio (a)	91.89	94.31	89.53

Average balances:
Loans	$150,073	$152,692	$144,743
Interest-earning assets	174,052	170,913	167,404
Assets	180,751	177,793	162,238
Interest-bearing deposits	120,112	116,240	116,369
Total deposits	156,053	152,571	148,977
Interest-bearing liabilities	123,112	119,240	119,369
Shareholders' equity	20,674	20,516	20,452

Weighted average common shares outstanding:
Basic	654,486	654,486	654,486
Diluted	745,772	745,085	714,862

	December 31, 2012	September 30, 2012	December 31, 2011
Balance sheet data:
Total assets	$182,077	$180,114	$172,057
Loans, before allowance	148,370	150,454	147,766
Loans held for sale	3,247	473	976
Investment securities available for sale	4,253	4,968	5,714
Total deposits	156,481	155,381	147,201
Federal Home Loan Bank advances	3,000	3,000	3,000
Shareholders' equity	20,800	20,550	20,542

Shares outstanding (b)	654,486	654,486	654,486

Book value per share	$24.48	$24.09	$24.08

Asset quality:
Allowance for loan losses	$1,876	$1,855	$1,865
Allowance as a percent of loans	1.26%	1.23%	1.26%
Nonaccrual loans	$5,679	$5,634	$2,645
Total nonperforming assets	6,023	6,024	3,525
Impaired loans	11,581	10,921	11,980
Estimated specific reserves for impairment	473	473	473
Net charge offs for quarter	39	49	234
Net charge offs YTD	289	250	91
Real estate owned and repossessed assets	344	390	880

(a)	Noninterest expense, divided by the sum of net interest income and noninterest income, excluding gains on sale of loans or securities.

(b)	Excludes treasury stock.